Exhibit 5

April 24, 2002

The Town and Country Trust
100 South Charles Street
Baltimore, Maryland 21201

Ladies and Gentlemen:

We are familiar with the proceedings taken and proposed to be taken by The Town and Country Trust, a Maryland real estate investment trust (the “Trust”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 750,000 Common Shares of Beneficial Interest, $.01 par value per share (the “Common Shares”) to be issued from time to time by the Trust pursuant to the terms of its Dividend Reinvestment and Share Purchase Plan. As your counsel, we have assisted in the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by you with the Securities and Exchange Commission as of the date hereof to effect the registration pursuant to the Act of the Common Shares.

In this connection, we have examined such Trust records, certificates and all other documents, and have made such examination of law, which we deem necessary to render the opinions set forth below. Each capitalized term used herein, unless otherwise defined herein, has the meaning ascribed to it in the Registration Statement.

Attorneys involved in the preparation of this opinion are admitted to practice law only in the States of Ohio and Maryland and we express no opinion herein concerning any law other than the laws of the United States of America and the States of Ohio and Maryland. For the purpose of giving the opinions set forth below, we have assumed the following with respect to each sale of the Common Shares: (i) that each sale will be pursuant to the terms and conditions as contemplated in the Registration Statement, which will have become and will remain effective under the Act; (ii) that all necessary Trust actions, approvals, and authorizations will have been taken or obtained, and that such actions will be in conformity with applicable law; (iii) that all necessary filings and approvals with any regulatory authority will have been made and obtained, including, without limitation, the fixing of terms with respect to any security, and that such actions will be in conformity with applicable law; (iv) that the required consideration will have been received by the Trust; and (v) that all parties, other than the Trust, will have taken or obtained any and all necessary actions, authorizations and approvals, that such parties will be in conformity with applicable law and that any document executed and delivered by such parties will be enforceable against such parties.

Based upon and subject to the foregoing, we are of the opinion that the Common Shares, when issued and paid for as set forth in the Prospectus constituting a part of the Registration Statement (the “Prospectus”), will have been legally issued by the Trust and will be fully paid and nonassessable.

The opinions set forth herein are rendered as of the date hereof, and we assume no obligation to update such opinions to reflect any facts or circumstances which hereafter may come to our attention or any changes of law which hereafter may occur.

We consent to the reference to our Firm wherever appearing in the Registration Statement and to the inclusion of this opinion as an exhibit to the Registration Statement. James H. Berick, a Trustee of the Trust, and Daniel G. Berick, Secretary (but not an executive officer) of the Trust, are partners of this Firm.

Very truly yours, /s/ SQUIRE, SANDERS & DEMPSEY L.L.P. Squire, Sanders & Dempsey L.L.P.